Exhibit 10.7
RTI International Metals, Inc.
Executive Non-Change in Control Severance Policy
A. Applicability
     The following executive officers (the “Executives” and each an “Executive”) of RTI International Metals, Inc. (the “Company”) who are appointed after the date of adoption, as set forth below, are entitled to participate in this Non-Change in Control Severance Policy (the “Policy”), as may be amended from time to time, together with any other executive officer who is informed in writing by the Company of participation:
     Vice Chairman & Chief Executive Officer (“CEO”); President & Chief Operating Officer (“COO”); Senior Vice President & Chief Financial Officer (“CFO”); Senior Vice President — Strategic Planning & Finance (“SVP”); Executive Vice President (“EVP”); and Vice President & General Counsel (“GC”).
     If an Executive is entitled to payments and/or benefits under the Company’s Executive Change in Control Severance Policy following Executive’s termination of employment, then its terms shall control and the Executive shall not receive the payments and benefits provided under this Policy.
B. Definitions
     (1) “Cause” shall mean termination upon (i) any material breach by Executive of their Letter Agreement, (ii) the Executive’s gross misconduct, (iii) the Executive’s gross neglect of their duties with the Company, insubordination or failure to follow the lawful directives of the Board of Directors of the Company, in each case after a demand for substantial performance is delivered to the Executive that identifies the manner in which the Company believes that the Executive has not acted in accordance with requirements and the Executive has failed to resume substantial performance of their duties within fourteen (14) days of receiving such demand, (iv) the Executive’s commission, indictment, conviction, guilty plea, or plea of nolo contendre to or of any felony, a misdemeanor which substantially impairs the Executive’s ability to perform his or her duties with the Company, act of moral turpitude, or intentional or willful securities law violation, including Sarbanes-Oxley law violations, (v) the Executive’s act of theft or dishonesty which is injurious to the Company, or (vi) the Executive’s violation of any Company policy, including any substance abuse policy.
     (2) “Letter Agreement” shall mean the Executive’s employment letter agreement with the Company.
     (3) “Payment Multiple” shall mean:
          (i) 2, in the case of the CEO;
          (ii) 1.5, in the case of the COO;

          (iii) 1.0, in the case of the CFO, SVP, EVP and GC.
C. Benefits
     (1) If Executive’s employment shall be terminated by the Company for Cause or by Executive other than for the reasons set forth in subparagraph (3)(ii), below, no benefits shall be payable pursuant to this Policy, and the Company shall pay Executive the benefits provided within his or her Letter Agreement.
     (2) If Executive’s employment terminates by reason of Executive’s death or disability, no benefits shall be payable pursuant to this Policy, and the Executive shall be entitled to the benefits provided within his or her Letter Agreement and the Company’s retirement, survivor’s benefits, insurance and other applicable programs and plans, then in effect.
     (3) In the event the Executive’s employment with the Company terminates prior to the expiration of the Employment Period, as defined and specified within their Letter Agreement, on account of (i) an involuntary termination of employment by the Company other than for Cause, Executive’s death or disability or (ii) a voluntary termination by Executive within 90 days of a (x) material breach of the Letter Agreement by the Company, or (y) reduction in the Executive’s Base Salary (as defined in the Letter Agreement), without the Executive’s consent, then, except as otherwise provided herein, the Executive shall receive the following:
     (i) A payment equal to the Payment Multiple times the amount of the Executive’s Base Salary in effect immediately prior to the occurrence of the circumstances giving rise to such termination. This payment shall be divided into equal monthly installments over a period of months equal to the Payment Multiple times 12 (the “Payment Period”, which shall commence upon the Executive’s separation from service). An amount equal to the first seven monthly installments shall be payable on the first day following the six month, anniversary of the Executive’s separation from service and successive monthly installments shall be paid on each of the monthly anniversaries thereafter during the Payment Period. Notwithstanding the foregoing, payments otherwise receivable by an Executive pursuant to this Policy shall be reduced to the extent comparable compensation is received by Executive during the Payment Period, and any such amounts actually received by Executive shall be reported to the Company for purposes of offset.
     (ii) During the Payment Period, the Company will arrange to provide the Executive at the Company’s expense with life, disability, accident and health insurance benefits substantially similar to those which the Executive was receiving immediately prior to the circumstances giving rise to such termination; but benefits otherwise receivable by the Executive pursuant to this Policy shall be reduced to the extent comparable benefits are actually received by the Executive during the Payment Period, and any such benefits actually received by the Executive shall be reported to the Company for purposes of offset. The benefits to be provided under this Paragraph C(3)(ii) will be provided as follows:

          a. Life insurance benefits shall be provided through the reimbursement of Executive’s premiums upon conversion to individual policy.
          b. The first eighteen (18) months of accident and health insurance coverage will be available through the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Provided the Executive timely elects COBRA continuation coverage, the Executive shall continue to participate in all accident and health insurance plans he was participating on the date of termination, and the Company shall pay the applicable premium. To the extent that Executive had dependent coverage immediately prior to termination of employment, such continuation of benefits for Executive shall also cover Executive’s dependents for so long as Executive is receiving benefits under this Paragraph and such dependents remain eligible. The COBRA continuation period for accident and health insurance under this Paragraph shall be deemed to run concurrent with the continuation period federally mandated by COBRA, or any other legally mandated and applicable federal, state, or local coverage period.
          c. Following the conclusion of the COBRA continuation period, the Company will provide coverage for the remainder of the Payment Period, if any, as follows:
i.	If the relevant medical plan is self insured (within the meaning of Code Section 105(h)), and such plan permits coverage for the Executive, then the Company will continue to provide coverage during the Payment Period and will annually impute income to the Executive for the fair market value of the premium.

ii.	If, however, the plan does not permit the continued participation following the end of the COBRA continuation period as contemplated above, then the Company will reimburse Executive for the actual cost to Executive of an individual medical insurance policy obtained by Executive providing comparable coverage.
          d. Notwithstanding the foregoing, if at any time the Executive is eligible to enroll in The Program of Hospital-Medical Benefits for Eligible Pensioners and Surviving Spouses of RMI Titanium Company and the Executive elects to enroll in such plan in accordance with its terms, accident and health insurance benefits shall be provided solely in accordance with the terms of such plan without further obligation by Company.
          e. To the extent required by law, the Company will annually report as taxable wages and/or impute income to the Executive the value of any taxable benefits and/or payments to the Executive. Reimbursements to the Executive pursuant to the provisions of this Paragraph 3(C)(ii) above will be available only to the extent that (a) such expense is actually incurred for any particular calendar year and reasonably substantiated; (b) reimbursement shall be made no later than the end of the calendar year following the year in which such expense is incurred by the Executive; (c) no reimbursement provided for any expense incurred in one taxable year will affect the amount available in another taxable year; and (d) the right to this reimbursement is not subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, no reimbursement will be provided for any expense incurred following the Payment Period, or for any expense that relates to coverage after the Payment Period contemplated by this Policy.
D. Limitation
     If the Company elects not to extend the employment period of an Executive’s Letter Agreement such that the employment period terminates, the non-extension shall not be treated, for purposes of this Policy, as an involuntary termination of employment by the Company without Cause, or constitute reason for the Executive to voluntarily terminate their employment for the reasons specified in Paragraph C(3).
E. Amendment or Termination
     This Policy may be amended or terminated at any time in the Company’s discretion; provided, however, that no such amendment or termination made simultaneously with or following an Executive’s termination of employment shall be binding upon the Executive, or in any way adversely affect such Executive’s rights under the Policy as it existed prior to such amendment or termination.
F. Section 409A
     (1) The provisions of the Policy shall be administered, interpreted and construed in a manner necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”), or disregarded to the extent such provision cannot be so administered, interpreted, or construed. For purposes of this Policy, an Executive shall be considered to have experienced a termination of employment if the executive has terminated employment with RTI International Metals, Inc. and all of its controlled group members within the meaning of Section 409A. Whether an Executive shall have terminated employment will be determined based on all of the facts and circumstances and in accordance with the guidance issued under Section 409A.
     (2) With respect to payments subject to Section 409A of the Code (and not excepted therefrom), it is intended that each payment is paid on a permissible distribution event and at a specified time consistent with Section 409A of the Code. Each payment with respect to post-termination benefits under this Policy shall be treated as a separate payment and is intended to be excepted from Section 409A to the maximum extent provided under Section 409A as follows: (i) post-termination accident and health benefits are intended to be excepted from Section 409A to the maximum extent provided under the medical benefits exceptions as specified in Treas. Reg. § 1.409A-1(b)(9)(v)(B); and (ii) post-termination life insurance benefits are intended to be excepted under the limited payment exception as specified in Treas. Reg. § 1.409A-1(b)(9)(v)(D). The Company reserves the right to accelerate and/or defer any payment to the extent permitted and consistent with Section 409A. An Executive shall have no right to designate the date of any payment under this Policy.
Adopted February 22, 2007 and amended December 31, 2008.